                                                         Exhibit b(4)(c)
                                     INDEX



SECTION                                 PAGE
--------------------------------------------

GUARANTEED ACCOUNT ENDORSEMENT

       Guaranteed Account                  1

       Removal of Contract Value from
       Guaranteed Accounts                 2

       Market Value Adjustment             2

       Options on the Fulfillment Date     4

       Transfers                           4

       Allocation of Loans and Loan
       Repayments                          5

       Valuation Date and Valuation
       Period                              5

       Annuitization                       5

       Payment of Premiums                 5

       Effective Date                      6


9280(0501)                            -I-

GUARANTEED ACCOUNT ENDORSEMENT
--------------------------------------------------------------------------------

                     This contract contains a Market Value Adjustment formula. Operation of this formula may result in both upward and downward adjustments in cash surrender benefits.

                     No Market Value Adjustment will be applied during the Right to Review period of this contract or on the contract's Maturity Date. Contract Value may also be removed or transferred from a Guaranteed Account on its Fulfillment Date without the imposition of a Market Value Adjustment.

GUARANTEED
ACCOUNT

                     Guaranteed Accounts are components of the Fixed Account of the contract. Contract Value in a Guaranteed Account will earn interest at a fixed, guaranteed interest rate for a specified investment duration.

                     Each allocation of funds to a Guaranteed Account is assigned a Fulfillment Date. The Fulfillment Date is the final day of the specified investment duration for those funds in that Guaranteed Account. No allocation of funds may be made into a Guaranteed Account with a Fulfillment Date later than the Maturity Date of the contract.

                     Multiple allocations to a particular Guaranteed Account made at different times may be credited interest at different rates. The interest rate credited to a given allocation of Contract Value in a Guaranteed Account remains fixed until the Fulfillment Date associated with that allocation. Guaranteed interest will not be credited on Contract Value removed following such removal of Contract Value from a Guaranteed Account prior to its Fulfillment Date.

                     A Premature Distribution from a Guaranteed Account will be any surrender, withdrawal, or transfer occurring prior to the 30th day before the Fulfillment Date associated with the funds to be distributed.

                     Each allocation into a Guaranteed Account must be $500 or more. If the allocation to a Guaranteed Account is less than $500, that allocation will be deemed insufficient and the funds slated for that Guaranteed Account will be placed in the Money Market Fund Sub-Account instead.


                                                 National Life Insurance Company
            One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
9280(0501)                                                                Page 1

REMOVAL OF
CONTRACT VALUE
FROM
GUARANTEED
ACCOUNTS

                     Unless the Owner specifies otherwise, any removal of Contract Value from the Guaranteed Accounts, including withdrawals and transfers, will be assessed on a pro-rata basis over all existing Guaranteed Accounts. Within each individual Guaranteed Account, Contract Value will be assessed on a first-in-first-out basis wherein the Contract Value with the earliest Fulfillment Date is taken first. If applicable, any Market Value Adjustment will be made to the funds before any Contingent Deferred Sales Charge is assessed.

                     No deductions will be made from any Guaranteed Account for the Annual Contract Fee or Rider Charges unless there is insufficient Contract Value in the other accounts to cover these charges.

                     Unless the Owner specifies otherwise, withdrawals will be made from the Guaranteed Accounts only following depletion of the Contract Value in the Variable Account and the other components of the Fixed Account.

MARKET VALUE
ADJUSTMENT

                     A Premature Distribution from a Guaranteed Account will trigger a Market Value Adjustment to the Contract Value surrendered, withdrawn, or transferred from that Guaranteed Account.

                     Removal of Contract Value from a Guaranteed Account will occur on a first-in-first-out basis, whereby Contract Value with the earliest Fulfillment Date is taken first. To the extent that a given removal of Contract Value impacts Contract Value segments with different Fulfillment Dates, each segment is addressed independently in calculating the Market Value Adjustment through the following formulas.

                     For each impacted segment of Contract Value, the magnitude of the Market Value Adjustment will be the lesser of the absolute value of (1) and (2), where:

                     (1) = (the amount of Contract Value to be removed from this segment) x (((1+i)/(1+j+.0025))(n/12)-1); and

                     (2) = (the amount of the allocation to this segment of the Guaranteed Account) x ((1+k)(d/365)- (1.03)(d/365)), minus the sum, for all prior removals of Contract Value from the same segment of the Guaranteed Account, of (the amount of Contract Value removed on date T) x ((1+k)(e/365) - (1.03)(e/365));

                     where:

                     i = the Market Value Adjustment Index for the duration of the Guaranteed Account at the time of the original allocation into this segment;


National Life Insurance Company
One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
9280(0501)                                                                Page 2
                     n = the number of whole months between the date on which this calculation is made and the Fulfillment Date for this segment;

                     j = the Market Value Adjustment Index, as of the date on which this calculation is made, for a period of length n/12, rounded down to the next whole year (use the one year rate if n/12 is less than or equal to 1). If a rate for that guarantee period is not available in the Federal Reserve Statistical Release H.15, a rate will be determined by linearly interpolating between the two nearest available rates;

                     k = the guaranteed interest rate associated with this segment of the Guaranteed Account;

                     d = (365 x the number of complete years since the original allocation to this segment) + the number of days since the last anniversary of that allocation (or the number of days since that allocation, if less than one year has elapsed since the allocation); and

                     e = (365 x the number of complete years since T to the date on which this calculation is made) + the number of days since the last anniversary of T (or the number of days since T if less than one year has elapsed).

                     The sign of the Market Value Adjustment will be determined by the result of (1) prior to taking its absolute value. If the result is negative, the Market Value Adjustment is negative and reduces the distribution. If the result is positive, the Market Value Adjustment is positive and the distribution is increased.

                     The Market Value Adjustment will not reduce Contract Values removed from a Guaranteed Account below those guaranteed through application of the Minimum Fixed Account Interest Rate shown in the Data Section of the contract. Item (2) of the above formula ensures that any negative impact of the Market Value Adjustment will be restricted to just those investment earnings in excess of earnings attributable to the Minimum Fixed Account Interest Rate.

                     The Market Value Adjustment Index is the Treasury Constant Maturities series, as stated in the Federal Reserve Statistical Release H.15, updated weekly. In the event that this index becomes no longer available, a suitable replacement index, selected subject to the approval of the Insurance Commissioner of the state in which this contract was issued, will be utilized.

                     The Cash Surrender Value and Withdrawal Benefit of this contract will be adjusted for any Market Value Adjustment prior to the assessment of any Contingent Deferred Sales Charge applicable to the surrender or withdrawal.

                     No Market Value Adjustment will be applied to:

                          1. the Contract Value if this contract is surrendered
                             during its Right to Review period;
                          2. the Death Benefit;
                          3. this contract on its Maturity Date; or
                          4. any deduction from a Guaranteed Account made to
                             cover the Annual Contract Fee or rider Charges


                                                 National Life Insurance Company
            One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
9280(0501)                                                                Page 3

OPTIONS ON THE
FULFILLMENT
DATE

                     During a 30-day period immediately preceding the Fulfillment Date for any given segment of Contract Value in a Guaranteed Account, the Owner may request the withdrawal of such Contract Value without a Market Value Adjustment. Alternatively, upon the Owner's direction we will transfer the Contract Value into a Sub-Account of the Variable Account, into another component of the Fixed Account, or into another Guaranteed Account where it will be treated as a new allocation of funds. No Market Value Adjustment will be applied to funds so transferred.

                     We will mail a notice to the Owner at least 15 but not more than 45 days prior to the beginning of this 30-day period. This notice will advise the Owner of the upcoming Fulfillment Date, and solicit instructions regarding the reinvestment of Contract Value. Such notice will provide the guaranteed interest rates and associated investment durations at which the Contract Value may be reinvested in Guaranteed Accounts. If the rates to be effective for new allocations to a Guaranteed Account made on the Fulfillment Date are not known at the time of the mailing, that fact will be disclosed to the Owner and the rates in effect on the date of the mailing will be disclosed instead.

                     Unless the Owner notifies us otherwise during this 30-day period ending on the Fulfillment Date, funds maturing in a Guaranteed Account will be invested in the Money Market Fund Sub-Account at the end of the day on the Fulfillment Date, or the end of the next Valuation Date if the Fulfillment Date is not a Valuation Date. Alternative investment instructions received from the Owner will be effected at the end of the day on the Fulfillment Date or, again, at the end of the next Valuation Date if the Fulfillment Date is not a Valuation Date.

TRANSFERS

                     The first sentence of the Transfers provision of the contract ("Subject to any applicable Transfer Charges, the Owner may transfer Contract Value among the Sub-Accounts or to the Fixed Account without limitation.") is replaced by the following text:

                     "Subject to any applicable Transfer Charges and Market Value Adjusment, the Owner may transfer Contract Value among the Sub-Accounts of the Variable Account, among the components of the Fixed Account, or from the Variable Account to the Fixed Account, except that we may reject any transfer instruction if we or an affected Sub-Account's investment fund manager reasonably believe that the Owner's transfer activity has been or may become disruptive to the management of the investment fund in which a Sub-Account is invested."


National Life Insurance Company
One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
9280(0501)                                                                Page 4

       ALLOCATION OF
       LOANS AND LOAN
       REPAYMENTS

                       If this contract contains a Loan Endorsement, and there is sufficient Contract Value in the Sub-Accounts of the Variable Account and the unimpaired portion of the Fixed Account to collateralize a loan, additional Contract Value will be taken from the Guaranteed Accounts. Contract Value taken from the Guaranteed Accounts to collateralize a loan will be taken pro-rata from all Guaranteed Accounts in this contract. Within each individual Guaranteed Account, Contract Value will be taken on a first-in-first-out basis wherein the Contract Value with the earliest Fulfillment Date is taken first. Any Premature Distribution of Contract Value from a Guaranteed Account to collateralize a loan will be subject to a Market Value Adjustment.

                       Loan repayments will be allocated to the Sub-Accounts of the Variable Account and the unimpaired portion of the Fixed Account according to the premium allocation percentages in effect at the time of the payment. These allocations are subject to the $500 minimum deposit requirement for Guaranteed Accounts.

        VALUATION DATE
        AND VALUATION
        PERIOD

                       The Valuation Date and Valuation Period provision of the contract is replaced in its entirety by the following text:

                       "A Valuation Date is any day that the New York Stock Exchange is customarily open for trading, except for any day on which trading is restricted by directive of the Securities and Exchange Commission. A Valuation Period is the period between any two successive Valuation Dates."

        ANNUITIZATION

                       Any distribution, against which a Market Value Adjustment has been applied, placed under a Payment Option of this contract will be credited then current annuity purchase rates based on new monies.

        PAYMENT OF
        PREMIUMS

                       The following statement is added to the Payment of Premiums provision of the contract:

                       "We retain the right to refuse to credit any premium paid if in our estimation the investment activity of the Owner has been disruptive to the management of any investment fund in which an affected Sub-Account is invested."




                                                 National Life Insurance Company
            One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
9280(0501)                                                                Page 5

        EFFECTIVE DATE

                       The effective date of this endorsement is the same as that of the contract to which it is attached unless a later date is shown below.

                       Effective Date of this Endorsement, if other than the effective date of the contract:_____________

Signed for National Life Insurance Company at its Home Office in Montpelier, Vermont, as of the effective date of this endorsement, by


        [SIG]

 Chairman of the Board
        and
Chief Executive Officer




National Life Insurance Company
One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
9280(0501)                                                                Page 6